Exhibit 11

EXCEL MARITIME CARRIERS LTD.

CORPORATE CODE OF BUSINESS ETHICS

Introduction

Excel Maritime Carriers Ltd. (the "Company" or "Excel") is strongly committed to promoting and maintaining the highest standards of business conduct and ethics, as well as compliance with the laws that govern our business worldwide. We believe that our commitment to honesty, ethical conduct and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders, all regulatory agencies and the communities in which we operate.

This Code of Business Ethics and Conduct (the "Code") establishes rules and standards regarding business practices and principles of behavior and applies to all employees, directors, officers, agents and affiliates of the Company.

We expect every employee, officer and director to read and understand this Code, its application to the performance of their business responsibilities and provide certification to that effect. Affiliated companies are urged to adopt similar polices and procedures to secure compliance with the principles of business integrity and ethics set forth in this Code.

This Code does not cover every practice and principle related to honest and ethical conduct. In absence of a stated guideline in the Code, it is the responsibility of each employee, officer or director to apply common sense together with their highest personal ethical standards in making their business decisions. Employees are encouraged to ask questions whether certain conduct may violate the Code, voice concerns and clarify gray areas.

Violation of the standards of the Code is not tolerated and will subject those responsible to disciplinary action ranging from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution. If you witness a violation or a situation that may lead to a violation of the Code, follow the guidelines described in Section 16 of this Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation of this Code. All employees, officers and directors are responsible for complying with the laws, rules and regulations of the countries in which we operate. Although we do not expect every employee to know all the laws and their details, it is important to have adequate knowledge to determine when to seek advice from appropriate personnel. Questions with respect to your duties under the law should be directed to your manager or to the Chief Financial Officer.

2. Conflict of Interest

Employees, officers and directors must avoid conflicts of interest that occur when their personal interests interfere, or appear to interfere, in any way with the interests of the Company or with the effective and objective performance of their duties. Conflicts of interest exist if actions by any employee, officer or director are, or appear to be, influenced directly or indirectly by personal considerations, such as actual or potential personal benefit or gain or duties owed to persons or entities other than the Company. Conflicts of interest also arise when an employee, officer, director or a member of their family receives improper personal benefits as a result of their position in the Company. Loans to, or guarantees of obligations of, employees, officers or directors and their immediate family members may constitute conflicts of interest.

It is a conflict of interest for a Company employee, officer or director to work simultaneously for a competitor, customer or supplier. Employees are also not allowed to work for a competitor, customer or supplier as a consultant or board member. The best policy is for employees to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company's behalf. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with management.

3. Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise.

4. Insider Trading and Use of Insider Information

Company policy prohibits employees, officers and directors and their immediate family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Investment by employees, officers and directors in Excel securities is encouraged. In order to protect itself and its employees, officers and directors from liability that could result from a violation of legal requirements, the Company mandates employees, officers and directors to engage in purchases or sales of the Company's stock only during "Window Periods". Window Periods begin at the opening of trading on the second full trading day following the public release of quarterly or annual financial results and end on the last day of the third calendar month of that calendar quarter. No person may buy or sell Excel securities, even during Window Periods, if such person is in possession of material, non-public information.

At any time, the Board of Directors has the authority to designate a "blackout period" over all trading in Excel securities (even during a Window Period). No one may disclose to any outside third party that a blackout period has been designated. If in doubt, direct your questions to your manager or the Chief Financial Officer.

Failure to comply with the Company's securities trading policy may subject employees, officers and directors or their immediate family members to criminal or civil penalties, as well as to disciplinary action by the Company up to and including termination for cause. Responsibility for complying with applicable laws as well as the Company's policy rests with each employee, officer and director individually.

5. Honest and Fair Dealing

We strive to outperform our competition fairly and honestly. Employees, officers and directors are expected to deal honestly, ethically and fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

6. Confidentiality and Privacy

It is important that you protect the confidentiality of the Company information. Employees, officers and directors may have access to proprietary and confidential information concerning the Company's business, clients and suppliers. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Employees, officers and directors are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any employee, officer or director in possession of non-public, personal information about the Company's customers, potential customers, shareholders or employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained or it is legally mandated.

7. Protection and Proper Use of Company Assets

The Company's assets are only to be used for legitimate business purposes and only by authorized employees, officers, directors or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets, software and confidential information). Employees, officers and directors have a responsibility to protect the Company's assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability.

8. Procedures Regarding Waivers

Waivers will be granted only in limited circumstances and where the circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed to shareholders as required by law or stock exchange regulation.

9. Integrity of Corporate Records

All books, records, accounts and financial statements must be maintained in reasonable detail and accurately reflect the Company's transactions. All reports and documents filed with the U.S. Securities and Exchange Commission, as well as other public communications should be full, fair, accurate and understandable. All corporate funds and assets must be recorded in accordance with Company procedures. No undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company's accounting personnel must provide the independent public accountants and the Audit Committee with all information they request. Employees, officers and directors must not take any action themselves, or direct others, to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company's financial statements for the purpose of rendering those financial statements materially misleading.

Business records should be retained or destroyed according to the Company's retention policies. In the event of litigation or government investigation, record retention periods and the destruction of documents at the end of such retention periods may be suspended pursuant to direction from the Company's Law department. It is important to consult the Law department if you have questions.

10. Corporate communications policy

Only certain designated employees, officers or directors may discuss the Company with the news media, securities analysts and investors. All inquiries from regulatory authorities or government representatives should be referred to the appropriate manager. Employees, officers and directors exposed to media contact in the course of employment must not comment on rumors or speculation regarding the Company's activities.

11. Drugs and Alcohol

Company policy prohibits the illegal use, sale, purchase, transfer, possession or consumption of controlled substances, other than medically prescribed drugs, while on the Company premises (including Company vessels) or engaged in activities for the Company. Company policy also prohibits the use, sale, purchase, transfer or possession of alcoholic beverages by employees, officers and directors while on Company premises, except as authorized by the Company. This policy requires that the Company must abide by applicable laws and regulations relative to the use of alcohol or other controlled substances. The Company, in its discretion, reserves the right to randomly test employees, officers and directors for the use of alcohol or other controlled substances unless prohibited by prevailing local law

12. Policies against Discrimination and Harassment

The Company prohibits discrimination against any current or prospective employee, officer and director on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion, or any other basis prohibited by the laws that govern its operations.

Employees, officers and directors are expected to treat one another with respect. "Harassment" includes any conduct likely to cause offence or humiliation to any person or that might, on reasonable grounds, be perceived by a reasonable person to place a condition on employment or on any opportunity for training or promotion.

13. Electronic communication

Electronic communications include all aspects of voice, video, and data communications, such as voice mail, e-mail, fax, and Internet. Employees, officers and directors should use electronic communications for business purposes and refrain from personal use. Among other things, you should not participate in any online forum where the business of the Company or its customers or suppliers is discussed: this may give rise to a violation of the Company's confidentiality policy or subject the Company to legal action for defamation. The Company reserves the right to inspect all electronic communications involving the use of the Company's equipment, software, systems, or other facilities ("Systems") within the confines of applicable local law and you should not have an expectation of privacy when using Company Systems.

14. Entertainment, Gifts, Payments and Bribery

Decisions of employees, officers and directors should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gift, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited. You should never solicit a gift or favor from those with whom we do business. Providing or receiving gifts or entertainment of nominal value motivated by commonly accepted business courtesies is permissible, but not if such gifts or entertainment would reasonably be expect to cause favoritism or a sense of obligation.

No bribes or other similar payments and benefits, directly or indirectly, shall be paid by employees, officers or directors of the Company to employees of suppliers or customers.

15. Health, Safety and Environmental Protection

The Company will conduct its business in a manner designed to protect the health and safety of its employees, officers, directors and its customers, the public, and the environment. The Company's policy is to operate its business and its vessels in accordance with all applicable safety, environmental and safety laws and regulations so as to ensure the protection of the environment and the Company's personnel and property. All employees, officers and directors should conduct themselves in a manner that is consistent with this policy. Any departure or suspected departure from this policy must be reported promptly.

16. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to a manager or an Internal Audit department representative about observed illegal or unethical behavior and whenever they are in doubt about the best course of action in a particular situation. Employees are expected to cooperate in internal investigations of misconduct. Anyone may submit a good faith concern regarding questionable accounting, auditing, or any other matters without fear of dismissal or retaliation of any kind. We will take prompt disciplinary action against any employee, officer or director who retaliates against you.

Apart from reporting directly to your manager or an Internal Audit department representative, other means of reporting an illegal or unethical matter has been made available to you at Excel.

Ethics Hotline and Whistleblower Program

You may call extension (30) 210 4220001 of our Whistleblower Hotline and speak to our independent third-party lawyer (Law Office Gr. J. Timagenis) or leave a message if you wish to ask questions, seek guidance on specific situations or report violations of this Code, including but not limited to accounting, internal accounting controls and auditing matters. You may choose to remain anonymous but even if you identify yourself, your telephone contact with the whistleblower hotline will be kept strictly confidential.

Mailbox

You may report a violation in writing and drop it off in our mailbox, located on the Company's premises. You may choose to be anonymous however we will be unable to obtain follow-up details from you that may be necessary to investigate the matter. In either case, your information will be kept confidential and you should have no fear of any form of retaliation.

Obligation to Report Possible Violations

Employees, officers or directors who observe or become aware of a situation that they believe to be a violation of the Code have an obligation to notify their manager or the Internal Audit Manager. Violations involving a manager should be reported directly to an Audit Committee member. When a manager receives a report of a violation, it will be the manager's responsibility to handle the matter in consultation with an Audit Committee member. All communications will be taken seriously and, if warranted, any reports of violations will be investigated. Those investigations may involve the performance of physical searches of company's property and premises by the Manager.

SK 02545 0001 881818